Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of WesBanco, Inc. for the registration of 6,475,120 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2007, with respect to the consolidated financial statements of WesBanco, Inc., WesBanco, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WesBanco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
September 21, 2007
Pittsburgh, Pennsylvania